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                                                                   EXHIBIT 10.37

                            CENTURY ALUMINUM COMPANY

                            1996 STOCK INCENTIVE PLAN
                            IMPLEMENTATION GUIDELINES
                           [PERFORMANCE SHARE AWARDS]


1.       PURPOSE

         These guidelines ("Guidelines") are intended to provide direction for implementation of the Company's 1996 Stock Incentive Plan (the "Plan") with respect to Performance Share Awards. The Plan is intended to advance the interests of the Company by enabling Executive Officers and other key employees of the Company and its Subsidiaries to acquire proprietary interests in the Company, which interests are "performance-based compensation" within Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, through achievement by the Company of specified future performance and earnings goals.

2.       DEFINITIONS

         A. "Award" shall be as defined in Section 4.

         B. "Award Factor" shall be the percentage of each Participant's Award that is payable for any of the Plan Periods as follows:

                  (1) If Cumulative Earnings Before Taxes are at least 5% greater than Target, then 110% of the Award, and then increasing in additional 10% increments for each additional 5% that Cumulative Earnings Before Tax exceed the Target for the same period; provided, however, that in no event shall the Award Factor exceed 150%.

                  (2) 100% of the Award if Cumulative Earnings Before Tax are at least 100% of Target for the same period but not equal to or greater than 105% of such Target.

                  (3) 85% of the Award if Cumulative Earnings Before Tax are at least 90% of Target for the same period but are not equal to or greater than such Target.

                  (4) 70% of the Award if Cumulative Earnings Before Tax are least 80% of Target for the same period but are not 90% or more of such Target.

                  (5) 60% of the Award if Cumulative Earnings Before Tax are less than 80% of Target, but 70% or more of Target, for the same period, but ROI of the Company exceeds Industry ROI for all companies set forth in
                           Section 2.H.



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                  (6)      50% of the Award if Cumulative Earnings Before Tax
                           are less than 70% of the Target, but 60% or more of Target, for the same period, but ROI of the Company exceeds Industry ROI for any four of the six companies set forth in Section 2.H.

                  (7) Zero if Cumulative Earnings Before Tax are less than 60% of the Target.

         C.       "Board" shall mean the Board of Directors of the Company.

         D. "Committee" shall mean the Compensation Committee of the Board of Directors of the Company, two members or more of whom shall be directors who are not employees of the Company or any Subsidiary.

         E.       "Company" shall mean Century Aluminum Company.

         F. "Cumulative Earnings Before Tax" shall mean the aggregate Earnings Before Tax during any of the Plan Periods.

         G. "Earnings Before Tax" shall mean the earnings before all taxes, and after deducting interest expense, on income of the Company as reported in the annual audited financial statements after adjustment for accrual for payments to be made under this Plan, but, at the discretion of the Board, excluding non-recurring items.

         H. "Industry ROI" shall mean for Alumax Inc., the Aluminum Company of America, Commonwealth Industries, Inc., Reynolds Metals Company, Alcan Aluminum Limited and Kaiser Aluminum and Chemical Corporation, the returns on invested capital for each of the Plan Periods thereafter determined in each case in the same manner as ROI of the Company, except that in each case, as applicable, average minority shareholder interest, if any, shall be added to average invested capital. For the purposes of the comparisons contained in Section 2.B, (5) and (6), ROI for each of the companies and the Company shall be carried out to as many decimal places as required so that no two ROI's are the same.

         I. "Initial Periods" shall mean (a) calendar year 1998 and (b) calendar years 1998 and 1999.

         J. "Participant" shall mean any full-time salaried employee of the Company or a Subsidiary designated as a Participant by the Committee.

         K. "Performance Shares" shall have the meaning set forth in the Plan and shall entitle the grantee to receive one share of the Company's common stock for each Performance Share awarded.


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         L.       "Plan Periods" shall mean overlapping periods of three
                  consecutive calendar years each, the first of which shall commence January 1, 1998, and end December 31, 2000.

         M. "ROI" shall mean the arithmetic average of the returns on invested capital of the Company, stated as a percent, for each of the calendar years of each Plan Period. It shall be computed by dividing the Earnings Before Tax, after adding any interest expense for such year, by the average of the shareholders' equity plus borrowings of the Company, the average in each case to be the sum of the shareholders' equity plus borrowings on the last day of the immediately preceding calendar year and on the last day of the calendar year in question, in all respects as these items appear in the audited financial statements of the Company.

         N.       "Section" shall mean a section of these Guidelines.

         O. "Subsidiary" shall mean any corporation the voting stock of which is 50% or more is owned, directly or indirectly, by the Company.

         P. "Target" shall mean the cumulative annual earnings before income taxes established by the Committee as the goal for the Initial Periods and for each of the Plan Periods, which goal shall be guided by the cumulative forecasted earnings before income taxes of the Company for the first three years of each Five-Year Plan as contained in and submitted to the Board annually in the document entitled "Century Aluminum Company's Five Year Profit Plan". The Committee may use as its guide for the Initial Periods and the first of the Plan Periods the Profit Plan present to the Board by the Company on December 18, 1997.

3.       TERM

         Implementation of these Guidelines shall commence as of January 1, 1998, and shall continue until such time as terminated by the Board.

4.       AWARD

         A. AWARD. The Committee shall, on or before each May 15 during the Initial Periods and each of the Plan Periods, make an award of Performance Shares to each Participant, which award shall be communicated in writing to each Participant by the Chief Executive Officer of the Company. Awards shall be issued as provided in Section 5. The Award for each Participant shall be determined by creating a monetary award, and converting that monetary award to Performance Share units. The monetary award shall be a percentage of such Participant's base salary (within the allowable range), which percentage shall be established by the Committee at the beginning of each of the Plan Periods. The allowable percentages are as follows:


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
              Participant's Position                  Range of Allowable Percentages
              ----------------------                  ------------------------------

                    CEO and COO                                80 - 100%
                 EVPs and Sr. VPs                               60 - 80%
                       VPs                                      45 - 60%
               Business Unit Heads                              30 - 45%
            Sr. Operating/Corporate Staff                       15 - 30%

The number of Performance Shares shall be determined by dividing the Participant's monetary award by the average closing price for the Company's common stock for the month preceding the month in which the grant is made.

         B.       TARGET AWARD; ADJUSTED AWARD.

                  1. TARGET AWARD. If the Company's Cumulative Earnings Before Tax are at least 100% of Target but not equal to or greater than 105% of such Target, then Participants shall be issued the number of shares equal to the number of Performance Share units in Participants' awards.

                           2. ADJUSTED AWARD. If the Award Factor is other than
                  as described in Section 4.B.(1), the Target Awards shall be adjusted upward or downward as follows:

                  (a) If a Participant's Award Factor is 105% or greater, the number of Performance Shares in excess of the 100% award shall be calculated by dividing the Participant's monetary award in excess of 100% by the greater of the stock value on the date of the initial grant of the Performance Shares or the average stock price for the month immediately preceding the month in which the Performance Shares are issued. An example of how this provision is intended to operate is attached to these Guidelines as Exhibit A.1.

                  (b) If a Participant's Award Factor is less than 100% of Target, the number of Performance Shares shall be calculated by recalculating the Participant's monetary Award by the applicable Award Factor and converting the monetary award to Performance Share units by the stock value used in calculating the Target Award. An example of how this provision is intended to operate is illustrated on Exhibit A.2.

5.       ISSUANCE OF AWARDS

         A. On or before March 15 (or, if required, such later date when the annual audited financial statement of the Company and the other companies referred to in the definition of Industry ROI are available) of each calendar year, the Company shall, in respect of the Initial Period or Plan Period which has just ended, issue to each Participant Performance Shares in an amount equal to such Participant's Award multiplied by the applicable Award Factor.

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         B.       Except as provided in Section 5.C., no grant with respect to any Award shall be made to a Participant who is not employed full time by the Company or a Subsidiary on the 31st day of December preceding the date of issuance provided in Section 5.A.

         C. In the event of death, permanent disability or retirement of a Participant in any year following an Award, the Participant or his representative or designated beneficiaries shall be entitled to receive a portion of the amount calculated under
                  Section 5.A., and payable in the year following death, permanent disability or retirement, determined by multiplying such amount by a fraction, the numerator of which is the number of weeks of full employment during any of the Initial Periods or Plan Periods and the denominator of which is 52 for the first Initial Period, 104 for the second Initial Period and 156 for any Plan Period.

         D. If an employee is selected as a Participant at any time other than the beginning of any given Initial Period or Plan Period, such Participant shall be entitled to receive a portion of the amount calculated under Section 5.A. by multiplying such amount by a fraction the numerator of which is the number of months that such employee was a Participant under the plan during any of the Initial Period or Plan Periods and the denominator of which is number of months in the applicable period. For the purposes of this Section 5.D. an employee shall be deemed to have been a Participant under the Plan as of January 1 of the calendar year in which such employee was first selected a Participant if such selection occurred on or before May 15 of such calendar year and if such selection occurred after May 15 of any calendar year the employee shall be deemed to have first become a Participant on January 1 of the calendar year immediately following the employee's election as a Participant.

6.       ADMINISTRATION

         A. Each grant of a Performance Share shall be evidenced by an agreement executed on behalf of the Company by an officer designated by the Compensation Committee and accepted by the recipient. Such agreement shall state that such award is subject to all the terms and provisions of the Plan.

         B. Full power and authority to amend, modify, terminate, construe, interpret and administer these Guidelines shall be vested in the Committee. Any interpretation of these Guidelines by the Committee or any administrative act by the Committee shall be final and binding on all Participants.

7.       NON-ASSIGNABILITY

         Nothing in these Guidelines shall be deemed to make rights granted pursuant hereto assignable or transferable by a Participant except pursuant to the laws of descent and distribution. No rights under these Guidelines may be hypothecated or encumbered in any manner whatsoever, and creditors of Participants shall have no right or power to obtain all or any portion of grants made hereunder. Any attempted assignment,



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         hypothecation or encumbrance by a Participant shall be null and void.
         Each Participant may, however, designate one or more beneficiaries under the Plan on a form to be supplied by the Secretary of the Company


Adopted by the Board on May 4, 1998.


                                               /s/  Craig A. Davis
                                              ----------------------------------
                                                  Craig A. Davis, Chairman

 /s/ Gerald J. Kitchen
---------------------------------------
         Gerald J. Kitchen, Secretary


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                                 E X H I B I T  A


Assume a Participant whose base salary is $200,000 is given a 75% Target Award and that the Company's common stock has an average closing price of $15 in the month preceding the month in which the grant is made. This Participant would have a Target Award of 10,000 Performance Shares ($200,000 x 75% / 15 = 10,000).


1.       Award Factor Greater Than Target

         If the Company achieves 105% of Target, the Participant's monetary award (pursuant to the Award Factor described in Section 2.B.(1)) would be $165,000 ($150,000 x 110%). The $15,000 by which the adjusted monetary award exceeds 100% of the target monetary award would be converted to Performance Shares as follows:

         a. If the Company's average stock price in the month preceding the date in which the grant vests is $15 or less, the additional Award would be 1,000 Performance Shares ($15,000 / 15 = 1,000), and the Participant's total Award would be 11,000 Performance Shares.

         b. If the Company stock in the month preceding the date in which the grant vests is greater than $15 (e.g. $20), the adjusted Award would be calculated using the higher share value ($15,000 / 20 = 750), and the Participant's total Award in this case would be 10,750 Performance Shares.


2.       Award Factor Less Than Target

         If the Company achieves 90% of Target, the Participant's monetary award would be $127,500 ($150,000 x 85% = $127,500), and the Award would be
         8,500 Performance Shares ($127,500 / 15 = 8,500).


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